Exhibit 10.24

Execution
TENDER AGREEMENT
between
ALBERT LIOU
and
PAREXEL (TAIWAN), INC.

i

ii

		Page
11.3.	Successors and Assigns	36
11.4.	Entire Agreement; Amendments; Attachments	36
11.5.	Severability	37
11.6.	No Third Party Beneficiaries	37
11.7.	Governing Law	37
11.8.	Section Headings	37
11.9.	Counterparts and Facsimile Signature	37

iii

TENDER AGREEMENT
     This Tender Agreement (the “Agreement”) entered into as of June 7, 2007, by and between Parexel (Taiwan), Inc., a corporation organized under the laws of the Republic of China (the “Buyer”) and Albert Liou (the “Stockholder”).
Preliminary Statement
     1. The Stockholder is the beneficial owner of 6,201,497 of the issued and outstanding shares of Common Stock (the “Shares”) in Apex International Clinical Research Co., Ltd. (the “Company”), a company incorporated under the laws of the Republic of China which constitutes, in the aggregate, not less than 29% of the issued and outstanding shares of Common Stock of the Company.
     2. The Buyer is interested in acquiring the Company pursuant to a tender offer to acquire all of the outstanding shares of the Company at a price of NT$82.94 per share, and subsequently merge the Company with and into the Buyer.
     3. As a condition to the willingness of the Buyer to further pursue the acquisition of the Company, the Buyer and the Stockholder both agree to enter into this Agreement.
     NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:
ARTICLE I
AGREEMENT TO TENDER
     1.1. Tender of the Shares by the Stockholder. Promptly after the Buyer obtains the agreement of stockholders of the Company representing not less than 63%, on a fully diluted basis, of the issued and outstanding Common Stock of the Company (or such lesser percentage as the Buyer shall specify in a notice to the Stockholder) to accept a tender offer of NT$82.94 per share of Common Stock, the Buyer agrees to launch such tender offer to acquire all of the issued and outstanding shares of Common Stock of the Company (the “Tender Offer”) after making applicable filings with the Securities and Futures Bureau, Financial Supervisory Commission (the “FSC”) of the ROC and making a public announcement in accordance with the ROC Regulations Governing Tender Offers for Purchase of Securities of a Public Company (the “Tender Offer Regulations”), it being understood that the Buyer’s success in such efforts requires the recommendation of the Board of Directors of the Company, the approval of the Buyer’s Board of Directors at its sole discretion and the fulfillment of certain other conditions. The Stockholder agrees to accept the Tender Offer and tender all the Shares pursuant to the Tender Offer launched in accordance with the applicable ROC laws and regulations. Such tender shall be made immediately following the commencement of the Tender Offer on the date of such commencement. The Stockholder agrees that he shall not withdraw any Shares tendered pursuant to the Tender Offer unless this Agreement terminates pursuant to Section 8.1. The Stockholder further agrees that he will cooperate with the Buyer, as and to the extent reasonably requested by the Buyer, to effect the transfer of the Shares to the Buyer pursuant to the Tender Offer as contemplated by this Agreement. The Stockholder’s obligations under this Agreement are subject to the Buyer’s compliance with this Agreement and all other ancillary agreements entered into between the parties in connection with the Tender Offer.
     1.2. Further Assurances.
          (a) Within two (2) business days after launching the Tender Offer, the Stockholder shall use his Reasonable Best Efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with the Buyer in order to do, all things necessary, proper or advisable under the applicable laws or otherwise to express his support to the Tender Offer, including, without limitation, to cause the Board of Directors of the Company to adopt an affirmative resolution to this effect.
          (b) From and after the date hereof and until this Agreement terminates pursuant to Section 8.1, at any meeting of the Board of Directors of the Company, however called, relating to any proposed action with respect to any matters relevant to the transactions contemplated by this Agreement, the Stockholder shall cause his representatives in the Board of Directors to appear at each Board of Directors meeting and cast votes at the meeting in a manner to further the purpose contemplated by this Agreement.
          (c) From time to time after the launching of the Tender Offer, at the Buyer’s request and without further consideration, the Stockholder shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, to transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to, the Shares and to use Reasonable Best Effort to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.
ARTICLE II
REPRESENTATIONS OF THE STOCKHOLDER REGARDING THE SHARES
     The Stockholder represents and warrants to the Buyer that the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.
     2.1. Title. The Stockholder has good and marketable title to the Shares which are to be transferred to the Buyer by the Stockholder pursuant hereto, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.
     2.2. Authority. The Stockholder has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to the Buyer at the Closing the Shares to be sold by the Stockholder hereunder and upon consummation of the purchase contemplated hereby, the Buyer will acquire from the Stockholder good and marketable title to such Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.
     2.3. Regulatory Approvals. The Stockholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by the Stockholder or the transfer, conveyance and sale of the Shares to be sold by the Stockholder to the Buyer pursuant to the terms hereof.
     2.4. Brokers. The Stockholder has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
ARTICLE III
REPRESENTATIONS OF THE STOCKHOLDER REGARDING THE COMPANY
          The Stockholder represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III. The representations and warranties set forth in this Article III shall be qualified by the Disclosure Schedule, and to the extent such information is disclosed, shall not form a basis for claims for indemnification pursuant to Article VI. Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedule as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure. For purposes of this Article III, the phrase “to the knowledge of the Stockholder” or any phrase of similar import shall be deemed to refer to the actual knowledge of the Stockholder after reasonable inquiry of appropriate employees and agents of the Company with respect to the matter in question.
     3.1. Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and good standing under the laws of the ROC. The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except to the extent that the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Articles of Incorporation and By-laws. The Company is not in default under or in violation of any provision of its Articles of Incorporation or By-laws.
     3.2. Capitalization.
          (a) The authorized capital stock of the Company consists of 55,000,000 shares of Common Stock, of which, as of the date of this Agreement, 20,999,999 shares were issued and outstanding.
          (b) All of the issued and outstanding shares of capital stock of the Company have been and on the Closing Date will be duly authorized, validly issued, fully paid and free of all preemptive rights. Except for stock options issued to employees exercisable for an aggregate of 633,000 shares of Common Stock of the Company, among which 195,000 have vested as of January 13, 2007 (on a fully converted basis), there are no outstanding or authorized options, warrants, rights, calls, convertible instruments, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock. There are no agreements, voting trusts, proxies or understandings with respect to the voting, or registration of any shares of capital stock of the Company other than as contemplated by this Agreement. All of the issued and outstanding shares of capital stock of the Company were issued in compliance with all applicable laws.
     3.3. Noncontravention. Except as set forth in Section 3.3 of the Disclosure Schedule, the consummation of the transactions contemplated hereby, will not (a) conflict with or violate any provision of the Articles of Incorporation or By-laws of the Company or the charter, by-laws or other organizational document of any Subsidiary, (b) require on the part of the Company or any Subsidiary any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity except for the ROC reporting, filing and approval requirements to which the Buyer is subject, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their respective assets is subject except for any such conflict, breach or default that would not have a Company Material Adverse Effect, (d) result in the imposition of any Security Interest upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their respective properties or assets.

     3.4. Subsidiaries.
          (a) Section 3.4 of the Disclosure Schedule sets forth: (i) the name of each Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.
          (b) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification except to the extent that the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer complete and accurate copies of the Articles of Incorporation, By-laws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its Articles of Incorporation, By-laws or other organizational documents. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than shares of APEX Korea Co., Ltd. (“Apex Korea”), all shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer, claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. Other than in respect of the shares of Apex Korea, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.
          (c) Except for the offices in Thailand, India, Indonesia, Australia and New Zealand, the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary.
     3.5. Financial Statements. The Company has provided to the Buyer the Financial Statements of the Company. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the consolidated financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and the Subsidiaries.

     3.6. Absence of Certain Changes. Except for the purchase of the shares of Apex Korea and except as set forth in Section 3.6 of the Disclosure Schedule, since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (n) of Section 5.3 during the Interim Period.
     3.7. Undisclosed Liabilities. Except as set forth in Section 3.7 of the Disclosure Schedule, none of the Company or any of its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and that are not in the aggregate material.
     3.8. Tax Matters.
          (a) Except as stated in the Section 3.8 Disclosure Schedule, each of the Company and the Subsidiaries has filed on a timely basis in each jurisdiction in which it is required by applicable law all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate except for any such failure to be complete and accurate which will not result in a Company Material Adverse Effect. Each of the Company and the Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company and the Subsidiaries for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. Except as otherwise required in compliance with the applicable laws and regulations regarding the withholding of Taxes for employees, neither the Company nor any Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including any affiliated group of corporations or other entities that included the Company or any Subsidiary during a prior period) other than the Company and the Subsidiaries. All Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.
          (b) The Company has delivered to the Buyer complete and accurate copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since December 31, 2001. The Tax Returns of the Company have been reviewed by the applicable Governmental Entity or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8 of the Disclosure Schedule. No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or threatened or contemplated. Neither the Company nor any Subsidiary (to the knowledge of the Stockholder) has been informed by any jurisdiction that the jurisdiction believes that the Company or Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.
          (c) Except as set forth in Section 3.8 of the Disclosure Schedule, the Company and each Subsidiary have complied with all applicable laws and regulations with respect to transfer pricing, including, without limitation, those relating to intercompany transactions, including those arising from historical subcontracting arrangements.
          (d) Except as set forth in Section 3.8 of the Disclosure Schedule, neither the Company nor any Subsidiary has any Tax liability arising from or in connection with (i) the disallowance of any deductions attributable to the write off of receivables or cancellation of indebtedness income, (ii) the failure to pay applicable stamp duties or (iii) any other disallowance of Tax deductions.
     3.9. Assets. The Company or the applicable Subsidiary is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company or the Subsidiaries, free and clear of all Security Interests. Each of the Company and the Subsidiaries owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.
     3.10. Owned Real Property. Neither the Company nor any Subsidiary owns any real property.
     3.11. Real Property Leases. Section 3.11 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:
          (a) such Lease is legal, valid, binding, enforceable and in full force and effect;
          (b) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;
          (c) neither the Company nor any Subsidiary nor, to the knowledge of the Stockholder, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Stockholder, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Stockholder, any other party under such Lease;
          (d) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;
          (e) except for (i) the sublease of office space from CSM to the Company (located at 6F of the current building where the Company is located with the size of approximately 35 Pings), (ii) the sublease of a parking lot from CSM to a third party and (iii) the sublease of a parking lot from the Company to a third party, neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and
          (f) to the knowledge of the Stockholder, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities.
     3.12. Intellectual Property.
          (a) Section 3.12(a) of the Disclosure Schedule lists (i) each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company or any Subsidiary and (ii) each Customer Deliverable of the Company or any Subsidiary.
          (b) Each of the Company and the Subsidiaries owns or has the right to use all Intellectual Property necessary (i) to use, market and distribute the Customer Deliverables and (ii) to operate the Internal Systems. Each item of Company Intellectual Property will be owned or available for use by the Company or such Subsidiary immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company or the appropriate Subsidiary has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other person or entity has any rights to any of the Company Intellectual Property owned by the Company or the Subsidiaries (except pursuant to agreements or licenses specified in Section 3.12(d) of the Disclosure Schedule), and, to the knowledge of the Stockholder, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property.
          (c) None of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. None of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Section 3.12(c) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Company or any Subsidiary alleging any such infringement, violation or misappropriation; and the Company has provided to the Buyer complete and accurate copies of all written documentation in the possession of the Company or any Subsidiary relating to any such complaint, claim, notice or threat. The Company has provided to the Buyer complete and accurate copies of all written documentation in the Company’s possession relating to claims or disputes known to the Company concerning any Company Intellectual Property.
          (d) Section 3.12(d) of the Disclosure Schedule identifies each license or other agreement pursuant to which the Company or a Subsidiary has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property. Except as described in Section 3.12(d) of the Disclosure Schedule, neither the Company nor any Subsidiary has agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Deliverables.
          (e) Section 3.12(e) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company or a Subsidiary, and the license or agreement pursuant to which the Company or a Subsidiary uses it (excluding off-the-shelf software programs licensed by the Company pursuant to “shrink wrap” licenses).
          (f) Except for the software set forth in Section 3.12(e) of the Disclosure Schedule, all of the copyrightable materials incorporated in or bundled with the Customer Deliverables have been created by employees of the Company or a Subsidiary within the scope of their employment by the Company or a Subsidiary or by independent contractors of the Company or a Subsidiary who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company or a Subsidiary. No portion of such copyrightable materials was jointly developed with any third party.
     3.13. Contracts.
          (a) Section 3.13 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company or any Subsidiary is a party as of the date of this Agreement, and pursuant to which the Company or any Subsidiary has ongoing rights or obligations:
               (i) except for equipment leases related to copier machines, any agreement (or group of related agreements) for the lease of personal property from or to third parties;
               (ii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;
               (iii) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than NT$2,000,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;
               (iv) any agreement for the disposition of any significant portion of the assets or business of the Company or any Subsidiary (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);
               (v) any agreement concerning confidentiality or non-competition;
               (vi) any employment or consulting agreement, other than the Company’s standard form of offer letter;
               (vii) any agreement involving any current or former officer, director or stockholder of the Company or an Affiliate thereof;
               (viii) except for the service contracts with customers, any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;
               (ix) any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business);
               (x) any agreement the Company has entered into pursuant to which the Company has agreed to render services to customers, including, but not limited to, agreements (whether oral arrangements or letters of intent) included in the Company’s backlog and not evidenced by an executed definitive written contract for clinical research services;
               (xi) except for the purchase of the shares of stock of Apex Korea, any other agreement (or group of related agreements) either involving more than US$150,000 or not entered into in the Ordinary Course of Business; and
               (xii) any agreement under which the Company or any Subsidiary has granted “most favored nation” pricing provisions.
          (b) Except for oral agreements, letters of intent or backlog not evidenced by an executed definitive written contract for clinical research services, the Company has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 3.12 or Section 3.13 of the Disclosure Schedule in all material respects. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor any Subsidiary nor, to the knowledge of the Stockholder, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Stockholder, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Stockholder, any other party under such agreement.
     3.14. Accounts Receivable. Except as set forth in 3.14 Disclosure Schedule, all accounts receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible. All accounts receivable of the Company and the Subsidiaries that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible. A complete and accurate list of the accounts receivable as of April 30, 2007, showing the aging thereof, is included in Section 3.14 of the Disclosure Schedule. Neither the Company nor any Subsidiary has received any written notice from an account debtor stating that any account receivable in an amount in excess of NT$330,000 is subject to any contest, claim or setoff by such account debtor. For the avoidance of doubt, there is no assurance that all accounts receivable will be fully collected.
     3.15. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.
     3.16. Insurance. Section 3.16 of the Disclosure Schedule lists each material insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party, all of which are in full force and effect. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and the Subsidiaries. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Company nor any Subsidiary may be liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Stockholder has no knowledge of any threatened termination of, or premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.
     3.17. Litigation. There is no Legal Proceeding which is pending, or to the knowledge of the Stockholder, has been threatened in writing against the Company or any Subsidiary which (a) a third party seeks damages or equitable relief against the Company or any Subsidiary or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against the Company or any Subsidiary.
     3.18. Warranties. After the completion of the services based on the service contracts with customers, neither the Company nor any Subsidiary is obligated to re-perform any studies for a customer that it had previously conducted without charge or refund any portion of the fees collected pursuant to any studies previously performed.
     3.19. Employees.
          (a) Section 3.19 of the Disclosure Schedule contains a list of the top 10% highly compensated employees of the Company and each Subsidiary (on a consolidated basis), along with the position and the annual rate of compensation of each such person. Each current employee of the Company and past employee of the Company within the last three years has entered into a confidentiality/assignment of inventions agreement with the Company, a copy or form of which has previously been delivered to the Buyer. Section 3.19 of the Disclosure Schedule contains a list of all employees of the Company or any Subsidiary who are a party to a non-competition agreement with the Company or any Subsidiary. All of the agreements referenced in the two preceding sentences will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. To the knowledge of the Stockholder, except as set forth in Section 3.19 of the Disclosure Schedule, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary.
          (b) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Stockholder has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.
          (c) All the employees of the Company have adopted the new pension scheme in accordance with the Labor Pension Act effective as of July 1, 2005.
     3.20. Employee Benefits.
          (a) Section 3.20(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of all Company Plans which have been reduced to writing have been delivered to the Buyer.
          (b) Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company and the Subsidiaries has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto. The Company, each Subsidiary, and each Company Plan are in compliance in all material respects with the currently applicable provisions of applicable law. All filings and reports as to each Company Plan required to have been submitted by applicable law have been duly submitted.
          (c) There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, if applicable.
          (d) No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company or any Subsidiary to (i) any material fine, penalty, tax or liability of any kind, or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.
          (e) Unless otherwise in compliance with laws and regulations, each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.
          (f) Section 3.20(f) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) except for benefits to employees required by applicable labor standard laws and regulations, providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee, and agreement or plan binding the Company or any Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.
          (g) Section 3.20(g) of the Disclosure Schedule sets forth the policy of the Company and any Subsidiary with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of April 30, 2007.

     3.21. Environmental Matters. Each of the Company and the Subsidiaries has complied in all material respects with all Environmental Laws that are applicable to the Company’s business.
     3.22. Legal Compliance. Each of the Company and the Subsidiaries is currently conducting, and have at all times since formation conducted, their respective businesses in compliance with each applicable law (including rules and regulations thereunder) of any local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice or communication from any Governmental Entity regarding the Company’s policies and practices or alleging noncompliance with any applicable law, rule or regulation. For the avoidance of doubt, the Company has not established any legal entities for its operations in Thailand, India, Indonesia, Australia or New Zealand.
     3.23. Customers and Suppliers. Except as set forth in the 3.23 Disclosure Schedule, no customer that accounted for more than 3% of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date or the sole supplier of any significant product or service to the Company or a Subsidiary has indicated within the past year that it will stop, or decrease the rate of, buying services or supplying services or products, as applicable, to the Company or any Subsidiary.
     3.24. Permits. Section 3.24 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company or any Subsidiary. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted. Each such Permit is in full force and effect; the Company or the applicable Subsidiary is in compliance with the terms of each such Permit; and, to the knowledge of the Stockholder, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.
     3.25. Certain Business Relationships With Affiliates. No Affiliate of the Company or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, or (c) owes any money to, or is owed any money by, the Company or any Subsidiary. Section 3.25 of the Disclosure Schedule describes any transactions or relationships between the Company or a Subsidiary and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.
     3.26. Brokers’ Fees. Neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement

     3.27. Disclosure. No representation or warranty by the Stockholder contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company or the Stockholder pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.
     3.28. Regulatory Compliance.
          (a) The Company and its Subsidiaries have conducted, and if still pending are conducting, all clinical trials in compliance, in all material respects, with (i) all customer protocols as approved by institutional review boards and similar authorities, (ii) procedures and controls pursuant to accepted professional and scientific standards and (iii) all laws, regulations, orders, guidances and policies applicable in the jurisdictions in which the Company and its Subsidiaries are conducting clinical trials and any international guidelines or regulations referenced in the contract or study protocol relating to clinical investigations, and pre- and post-marketing adverse drug experience reporting, and all other pre- and post-marketing reporting requirements, as applicable.
          (b) Neither the Company nor any Subsidiary has made any materially false statements on, or material omissions from, any representations, reports or other submissions, whether oral, written, or electronically delivered, to any customer or to any applicable Governmental Entity or in or from any other records and documentation prepared or maintained to comply with the requirements of any customer or any applicable Governmental Entity relating to any such clinical trial. Neither the Company nor any Subsidiary has committed any act, made any statement or failed to make any statement to any applicable Governmental Entity that would breach the requirements of such Governmental Entity.
          (c) None of the Company, any Subsidiary nor the facilities owned or used by the Company or any Subsidiary are subject to any adverse inspection, finding of deficiency, finding of non-compliance, regulatory or warning letter, investigation, notice, or other compliance or enforcement action, from or by any applicable Governmental Entity or any counterpart regulatory authority in any other applicable jurisdiction. There are no pending, or to the Stockholder’s knowledge, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, investigations, demand letters, proceedings, complaints or requests for information by any applicable Governmental Entity or any counterpart regulatory authority related to the Company or any Subsidiary. There is no act, omission, event, or circumstance, to the knowledge of the Stockholder, that would reasonably be expected to give rise to any such action, suit, demand, claim, hearing, investigation, demand letter, proceeding, complaint or request for information or any such liability. Except for periodic inspections of clinical trial data from time to time in the Ordinary Course of Business (none of which has resulted in any penalty against the Company or any Subsidiary), neither any applicable Governmental Entity nor any counterpart regulatory authority has commenced, or to the knowledge of the Stockholder, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by the Company or any Subsidiary. For the avoidance of doubt, the foregoing shall not apply to the termination, delay or suspension of any clinical investigation by the sponsor thereof unrelated to the acts or omissions of the Company or any Subsidiary.
          (d) None of the Company, any Subsidiary, nor to the knowledge of the Stockholder, any key employee of the Company, or any Subsidiary or other person for which the Company or any Subsidiary is responsible, has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under any local or foreign law or regulation, and none of the Company, any Subsidiary or any such person has been so debarred.
          (e) For clinical trials conducted or being conducted by the Company or any Subsidiary, to the extent required by customers, the Company or such Subsidiary involved in the clinical trials has disclosed in writing to the Company’s customers any potential conflict of interest that may result in personal or family gain for the employees, financial or otherwise.
          (f) The Company and each Subsidiary has fulfilled its obligations relating to the monitoring of the procurement of any informed consent from each participant in a clinical trial being conducted by the Company or any Subsidiary in all material respects.
     3.29. Patient Information.
          (a) The Company and each Subsidiary are and have been in compliance with all applicable laws, regulations and contractual commitments concerning privacy, security, coding, and transaction standards for individually identifiable information pertaining to patients and/or research subjects (“Patient Information”).
          (b) Any Patient Information obtained by the Company or any Subsidiary was so obtained either (i) from the patient in connection with treatment, (ii) from a health care provider for treatment purposes, (iii) in accordance with a valid patient authorization under applicable law, (iv) pursuant to a waiver of such authorization under applicable law or (v) as a limited data set pursuant to applicable law. None of the Company, any Subsidiary or any other person for which the Company or any Subsidiary is responsible has conducted an unauthorized acquisition of Patient Information.

ARTICLE IV
REPRESENTATIONS OF THE BUYER
          The Buyer represents and warrants to the Stockholder as follows:
     4.1. Organization, Qualification and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
     4.2. Authorization of Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.
     4.3. Noncontravention. Neither the execution and delivery by the Buyer of this Agreement, nor the consummation by the Buyer of the transactions contemplated hereby will (a) conflict with or violate any provision of the Articles of Incorporation or By-laws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except (1) application(s) for the foreign investment approval(s) with the Investment Commission, Ministry of Economic Affairs; (2) a combination notification filing with the Taiwan Fair Trade Commission; and (3) a filing to the Securities and Futures Bureau for the Tender Offer, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which it is bound or to which its assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.
     4.4. Brokers’ Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Stockholder would be responsible.

ARTICLE V
COVENANTS
     5.1. Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the transactions contemplated by this Agreement are satisfied.
     5.2. Governmental and Third Party Notices and Consents.
          (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.
          (b) The Stockholder shall use his Reasonable Best Efforts to obtain all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule, at the Company’s expense.
          5.3. Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement until the Buyer’s representatives are elected as the directors and supervisors of the Company and take control of the Board of Directors (the “Interim Period”), the Stockholder shall use his Reasonable Best Efforts to cause the Company (and to cause each Subsidiary) and to cause each of the Directors of the Company (and each of the Directors of each Subsidiary) to conduct the operations of the Company in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the Interim Period, the Stockholder shall use his Reasonable Best Efforts to cause the Company not to (and to cause each Subsidiary not to) and to a cause each of the Directors of the Company not to, without the written consent of the Buyer:
          (a) except for the sale of shares of Apex Korea, issue or sell any stock or other securities of the Company or any Subsidiary or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of options or warrants outstanding on the date hereof), or amend any of the terms of (including the vesting of) any options, warrants or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company (except from former and current employees in accordance with agreements providing for the redemption of shares at NT$10 per unit of option);
          (b) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;
          (c) create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans or advances to any other person or entity;
          (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 3.20(g) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 3.20 of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees;
          (e) except for the acquisition of the shares of the Apex Korea, acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;
          (f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;
          (g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;
          (h) amend its Articles of Incorporation, By-laws or other organizational documents;
          (i) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes (except for taxes in connection with sub-contracts of services to Subsidiaries)
          (j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 3.11, Section 3.12 or Section 3.13 of the Disclosure Schedule;
          (k) appoint or change the auditors and auditing certified public accountants;
          (l) appoint or remove or settle the terms of appointment of any member of management reporting directly to the Board of Directors;
          (m) except for the acquisition of the shares of the Apex Korea, make or commit to make any capital expenditure or acquire any investment or asset in excess of US$10,000 per item or US$30,000 in the aggregate;
          (n) institute or settle any Legal Proceeding;
          (o) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue;
          (p) commence any case, proceeding or other action (A) under any bankruptcy, insolvency or similar law seeking to have an order of relief entered with respect to it or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or all or substantial part of its property, make a general assignment for the benefit of its creditors; or admit in writing its inability to pay its debts when they become due; or
          (q) agree in writing or otherwise to take any of the foregoing actions.
     5.4. Access to Information. The Stockholder shall use his Reasonable Best Efforts to cause the Company (and to cause each Subsidiary) to permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries) to all premises, properties, financial, tax and accounting records (including the work papers of the Company’s independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Company and each Subsidiary. Notwithstanding anything to the contrary in this Agreement, the Stockholder and the Company and Subsidiaries shall not be required to disclose any information to the Buyer if such disclosure would, in the Stockholder’s sole discretion, (i) cause significant competitive harm to the Company if the transactions contemplated hereby are not consummated, (ii) jeopardize any attorney-client or other legal privilege, or (iii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.

     5.5. Notice of Breaches.
          (a) From the date of this Agreement until the Closing, the Stockholder shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure Schedule inaccurate or incomplete at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.
          (b) From the date of this Agreement until the Closing, the Buyer shall promptly deliver to the Stockholder supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement inaccurate or incomplete at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement.
     5.6. Exclusivity.
          From the date of this Agreement until the end of the Interim Period:
          (a) the Stockholder shall not (and shall use his Reasonable Best Efforts to cause the Company not to) directly or indirectly, through any officer, director, employee, representative, agent or otherwise, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, any Subsidiary or any division of the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company, any Subsidiary or any division of the Company to any party (other than the Buyer) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.
          (b) the Stockholder shall (and shall use his Reasonable Best Efforts to cause the Company to) immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If the Stockholder receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Stockholder shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.
          (c) Except for participation in the Tender Offer, the Stockholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a “Transfer”) or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Shares, any additional shares of the Company’s common stock and options to purchase shares of the Company’s common stock acquired beneficially or of record by the Stockholder after the date hereof, or any interest therein; provided, that the foregoing shall not restrict the Stockholder from making Transfers to effect estate planning and gifts so long as the transferee in such Transfer shall execute an agreement to be bound by the terms of this Agreement and such Transfer shall not result in the incurrence of any lien upon any Shares. The Stockholder agrees, while this Agreement is in effect, to notify the Buyer promptly in writing of the number of any additional shares of the Company’s Common stock, any options to purchase shares of the Company’s common stock or other securities of the Company acquired by the Stockholder, if any, after the date hereof.
     5.7. Expenses. Except as set forth in Article VI, each party shall pay its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
     5.8. Cooperation With Other Stockholders. At the Buyer’s request and without further consideration, the Stockholder shall use Reasonable Best Efforts to assist the Buyer in obtaining the agreement of stockholders of the Company representing not less than 62% of the issued and outstanding shares of Common Stock of the Company to accept the Tender Offer with respect to such other stockholders’ shares of Common Stock.
     5.9. Necessary Corporate Actions. The Stockholder shall, subject to the closing of the Tender Offer, procure the fulfillment of the following:
          (a) to convene a Board of Directors meeting within three (3) business days after the Buyer publicly announces the Tender Offer to adopt resolutions to convene an extraordinary shareholders meeting on or before the Closing Date to (i) approve a proposal for amendment of the Articles of Incorporation of the Company to, among others, reduce the number of the Company’s Directors from seven (7) to five (5), and supervisors from three (3) to two (2), as may be requested by the Buyer, and (ii) elect five (5) Directors and two (2) supervisors of the Company with persons designated by the Buyer in their personal capacity (collectively the “Required Shareholders’ Resolutions”). At the extraordinary shareholders meeting, the Stockholder shall vote his Shares and shall use Reasonable Best Efforts to obtain sufficient votes either by way of proxy or by personal votes of other shareholders to procure the adoption of the Required Shareholders’ Resolution;
          (b) to convene a separate Board of Directors meeting prior to the Closing and cause the Board of Directors of the Company to: (i) approve the merger of the Company with the Buyer; and (ii) to authorize the Stockholder to execute a merger agreement on behalf of the Company with the Buyer; and

          (c) if the Required Shareholders Resolutions have not been successfully adopted pursuant to Paragraph (a) above on or prior to the Closing Date, to cause the Board of Directors of the Company to convene another extraordinary shareholders meeting on a date requested by the Buyer after the Closing to amend the Company’s Articles of Incorporation as requested by the Buyer and to replace and elect all the directors and supervisors of the Company with persons designated by the Buyer, and if necessary, to approve other matters adopted by the Board of Directors.
     5.10. Repurchase of Shares in Apex Korea. The Stockholder shall cause the Company to repurchase all issued and outstanding shares of Apex Korea, at a price per share not to exceed US$11.00, on or before the Closing Date, such that Apex Korea shall be a wholly owned subsidiary of the Company.
     5.11. Employee Stock Options. The Stockholder shall use his Reasonable Best Efforts to cause the Company to amend the Regulations for Issuance and Subscription of 2003 Employees Stock Options to allow the employees vested with the options to be entitled to convert all the options during the Tender Offer period, and obtain the approval from the Securities and Futures Bureau for the amendments. Moreover, the Stockholder shall use his Reasonable Best Efforts to have the employees execute agreements with the Buyer agreeing to tender the employees’ shares in the Tender Offer or sell the shares to the Buyer, at the Buyer’s request, at any time.
     5.12. Board Observation Rights. From and after the date of this Agreement, the Stockholder shall provide the Buyer with reasonable advance notice of any scheduled or unscheduled meetings of the Board of Directors of the Company. The Stockholder shall provide a representative of the Buyer with an opportunity to attend (in person or telephonically) any and all such meetings. The Buyer’s representative shall be permitted to observe and record the proceedings of meeting, but shall not be entitled to vote upon, or otherwise participate in, any matters that may arise at such meetings.
ARTICLE VI
INDEMNIFICATION
     6.1. Indemnification by the Stockholder. The Stockholder shall indemnify the Buyer, and hold it harmless against, any and all Damages incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to or constituting:
          (a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Stockholder contained in this Agreement or any other agreement or instrument furnished by the Company or the Stockholder to the Buyer pursuant to this Agreement; or

          (b) any failure to perform any covenant or agreement of the Stockholder contained in this Agreement or any agreement or instrument furnished by the Company or the Stockholder to the Buyer pursuant to this Agreement.
     6.2. Indemnification by the Buyer. The Buyer shall indemnify the Stockholder in respect of, and hold him harmless against, any and all Damages incurred or suffered by the Stockholder resulting from, relating to or constituting:
          (a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer contained in this Agreement or any other agreement or instrument furnished by the Buyer to the Stockholder pursuant to this Agreement; or
          (b) any failure to perform any covenant or agreement of the Buyer contained in this Agreement or any agreement or instrument furnished by the Buyer to the Stockholder pursuant to this Agreement.
     6.3. Indemnification Claims.
          (a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI and (ii) the Indemnifying Party may not assume control of the defense of any Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 6.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.
          (b) In order to seek indemnification under this Article VI, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.
          (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. The Buyer shall have the right to offset any Claimed Amount due to the Stockholder under that certain Non-Compete Agreement dated as of the date hereof by and between the Stockholder and the Company and under that certain Software Transfer Agreement dated as of the date hereof by and between the Stockholder and the Company. In the event the Stockholder contests the Buyer’s entitlement to any portion of the Claimed Amount, such disputed portion shall be paid to an escrow agent selected by the Buyer and reasonably approved by the Stockholder pending final resolution of such dispute.
          (d) Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).
     6.4. Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 6.1(a) and Section 6.2(a) shall (a) survive the Closing and (b) shall expire on the date 12 months following the Closing Date, except that (i) the representations and warranties set forth in Article II and Sections 3.1, 3.2, 4.1 and 4.2 shall survive the Closing without limitation and (ii) the representations and warranties set forth in Sections 3.8, 3.20 and 3.21 shall survive until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party. The rights to indemnification set forth in this Article VI shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date (including through supplements to the Disclosure Schedule permitted by Section 5.5, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.
     6.5. Limitations.
          (a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Stockholder for Damages under Section 6.1(a) shall not exceed US$500,000 and (ii) the Stockholder shall not be liable under Section 6.1(a) unless and until the aggregate Damages for which he would otherwise be liable under Section 6.1(a) exceed US$250,000 (at which point the Stockholder shall become liable for the aggregate Damages under Section 6.1(a), and not just amounts in excess of US$250,000); provided that the limitation set forth in this sentence shall not apply to (1) a claim pursuant to Section 6.1(a) relating to a breach of the representations and warranties set forth in Article II or Sections 3.1, or 3.2 (2) a claim arising from fraud or willful misconduct or (3) a claim arising from any misrepresentation made by the Stockholder or omission of the Stockholder in connection with the trading of the Company’s shares as emerging stock in the GreTai Securities Market; and provided further that the limitation set forth in subsection (ii) of this sentence shall not apply to a claim pursuant to Section 6.1(a) relating to a breach of Sections 3.8 or 3.20. For purposes solely of this Article VI, all representations and warranties of the Stockholder in Articles II and III, other than those set forth in Section 3.6 and 3.27, shall be construed as if the term “material” and any reference to “Company Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.
          (b) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Buyer for Damages under Section 6.2(a) shall not exceed US$500,000, and (ii) the Buyer shall not be liable under Section 6.2(a) unless and until the aggregate Damages for which it would otherwise be liable under Section 6.2(a) exceed US$250,000 (at which point the Buyer shall become liable for the aggregate Damages under Section 6.2(a), and not just amounts in excess of US$250,000); provided that the limitation set forth in this sentence shall not apply to (1) a claim pursuant to Section 6.2(a) relating to a breach of the representations and warranties set forth in Sections 4.1 or 4.2. For purposes solely of this Article VI, all representations and warranties of the Buyer in Article IV shall be construed as if the term “material” and any reference to “Buyer Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.
          (c) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VI shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.
ARTICLE VII
POST-CLOSING AGREEMENTS
          The Stockholder agrees that from and after the Closing Date:
     7.1. No Solicitation or Hiring of Former Employees. Except as provided by law, for a period of three (3) years after the Closing Date, neither the Stockholder nor any Affiliate thereof shall (a) solicit any person who was an employee of either the Company or any of the Subsidiaries on the date hereof or the Closing Date to terminate his employment with the Buyer (or the Company or any of the Subsidiaries, as the case may be) or to become an employee of the Stockholder or such Affiliate, or (b) hire any person who was such an employee on the date hereof or on the Closing Date.
ARTICLE VIII
TERMINATION OF AGREEMENT
     8.1. Automatic Termination. This Agreement shall terminate automatically, without any action on the part of any Party hereto, upon the earliest to occur of: (a) the Closing, (b) July 31, 2007, if the Tender Offer has not by then been publicly announced, (c) if the commencement of the Tender Offer period has not begun within five (5) business days after the public announcement referenced in the immediately preceding clause, (d) the ROC Fair Trade Commission disapproves the proposed combination of the Company with Buyer, or (e) the

Tender Offer fails to result in the Buyer acquiring at least 33% of the shares of Common Stock of the Company.
     8.2. Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, the Buyer shall have no further obligation or liability to the Stockholder or the Company under this Agreement, and the Stockholder shall have no further obligation or liability to the Buyer under this Agreement.
     8.3. Termination by Reason of Breach.
          (a) This Agreement may be terminated by the Stockholder by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, is not cured within 30 days following delivery by the Stockholder to the Buyer of written notice of such breach.
          (b) This Agreement may be terminated by the Buyer by giving written notice to the Stockholder in the event that the Stockholder is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, is not cured within 30 days following delivery by the Buyer of written notice of such breach.
     8.4. Effect of Termination. If any Party terminates this Agreement pursuant to Section 8, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement).
ARTICLE IX
DISPUTE RESOLUTION
     9.1. General. In the event that any dispute should arise between the Parties hereto with respect to any matter covered by this Agreement, including, without limitation, the occurrence of a breach of this Agreement prior to the Closing, the Parties hereto shall resolve such dispute in accordance with the procedures set forth in this Article IX.
     9.2. Consent of the Parties. In the event of any dispute between the Parties with respect to any matter covered by this Agreement, the parties shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within 30 calendar days after the commencement of efforts to resolve the dispute, the dispute will be submitted to arbitration in accordance with Section 9.3 hereof.

     9.3.Arbitration.
          (a) Either the Buyer or the Stockholder may submit any matter referred to in Section 9.2 hereof to arbitration by notifying the other party hereto, in writing, of such dispute. Within 10 days after receipt of such notice, the Buyer and the Stockholder shall each designate in writing one arbitrator to resolve the dispute, and the two arbitrators so designated shall designate a third arbitrator who shall serve as the chairperson of the arbitration panel; provided, that if the two arbitrators hereto cannot agree on the third arbitrator within 10 days after their appointments, whichever is later, the arbitrator in question shall be selected by the ROC Arbitration Association. An arbitrator so designated shall not be an employee, consultant, officer, director or stockholder of any Party hereto or any Affiliate of any Party to this Agreement.
          (b) The arbitration shall be governed by the ROC Arbitration Act and the rules of the ROC Arbitration Association; provided, that the arbitrators shall have sole discretion with regard to the admissibility of evidence.
          (c) The arbitrators shall use their best efforts to rule on each disputed issue within six (6) months after the completion of the hearings described in paragraph (c) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing.
          (d) The prevailing party in any arbitration shall be entitled to an award of reasonable attorneys’ fees incurred in connection with the arbitration. The non-prevailing party shall pay such fees, together with the fees of the arbitrator and the costs and expenses of the arbitration.
          (e) Any arbitration pursuant to this Section 9.3 shall be conducted in Taipei City.
ARTICLE X
DEFINITIONS
     For purposes of this Agreement, each of the following terms shall have the meaning set forth below.
“Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with such other person.
“Agreed Amount” shall mean part, but not all, of the Claimed Amount.
“Apex Korea” shall have the meaning set forth in Section 3.4(b).
“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Buyer. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Buyer Material Adverse Effect.
“Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.
“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.
“Closing” shall mean the closing of the Tender Offer, upon which the Buyer shall settle the purchase price of the Shares with the Stockholder and the tender offer agent of the Buyer shall complete the transfer registration of the Shares.
“Closing Date” shall mean the date three (3) business days after the end of the Tender Offer period or otherwise stipulated in the prospectus for the Tender Offer, whichever is later.
“Common Stock” shall mean the shares of common stock, NT$10 par value per share, of the Company.
“Company” shall have the meaning set forth in the Preliminary Statement of this Agreement.
“Company Intellectual Property” shall mean the Intellectual Property owned by or licensed to the Company or a Subsidiary and covering, incorporated in, underlying or used in connection with the Customer Deliverables or the Internal Systems.
“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Company and the Subsidiaries, taken as a whole, or (ii) the ability of the Buyer to operate the business of the Company and each of the Subsidiaries immediately after the Closing. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.
“Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company or any Subsidiary.
“Controlling Party” shall mean the party controlling the defense of any Third Party Action.
“Customer Deliverables” shall mean the services that the Company or any Subsidiary (i) currently provides, or (ii) has provided within the previous three years.
“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than those costs and expenses of arbitration of a Dispute which are to be borne by the Indemnified Party and the Indemnifying Party as set forth in Section 6.3(e).
“Disclosure Schedule” shall mean the disclosure schedule provided by the Stockholder to the Buyer on the date hereof, as the same may be supplemented pursuant to Section 5.5.
“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.
“Employee Benefit Plan” shall mean any employee pension benefit plan and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, or other forms of incentive compensation or post-retirement compensation.
“Environmental Law” shall mean any local or foreign law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons.
“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VI.
“Financial Statements” shall mean:
     (a) the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for each of the last two fiscal years, and
     (b) the Most Recent Balance Sheet.
“FSC” shall have the meaning set forth in Section 1.1.
“GAAP” shall mean generally accepted accounting principles in the Republic of China.
“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.
“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VI.
“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.
“Intellectual Property” shall mean all:
     (a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;
     (b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;
     (c) copyrights and registrations and applications for registration thereof;

     (d) mask works and registrations and applications for registration thereof;
     (e) computer software, data and documentation;
     (f) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;
     (g) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and
     (h) copies and tangible embodiments thereof.
“Interim Period” shall have the meaning set forth in Section 5.3.
“Internal Systems” shall mean the internal systems of the Company or any Subsidiary that are used in its business or operations, including computer hardware systems, software applications and embedded systems.
“Lease” shall mean any lease or sublease pursuant to which the Company or a Subsidiary leases or subleases from another party any real property.
“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.
“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances, pesticides, solid wastes and hazardous wastes, chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.
“Most Recent Balance Sheet” shall mean the audited consolidated balance sheet of the Company as of the Most Recent Balance Sheet Date.
“Most Recent Balance Sheet Date” shall mean December 31, 2006.
“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).
“Parties” shall mean the Buyer and the Stockholder.
“Patient Information” shall have the meaning set forth in Section 3.30(a).
“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).
“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.
“Required Shareholders’ Resolutions” shall have the meaning set forth in Section 5.9(a).
“Response” shall mean a written response containing the information provided for in Section 6.3(c).
“ROC” or “Taiwan” shall mean the Republic of China.
“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company.
“Shareholders Meeting” shall have the meaning set forth in Section 5.8.
“Shares” shall have the meaning set forth in the Preliminary Statement.
“Stockholder” shall have the meaning set forth in the first paragraph of this Agreement.
“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.
“Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise,

real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by any local or foreign government, or any agency thereof, or other political subdivision of any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.
“Tax Returns” shall mean all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.
“Tender Offer” shall have the meaning set forth in Section 1.1.
“Tender Offer Regulations” shall have the meaning set forth in Section 1.1.
“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VI.
“Transfer” shall have the meaning set forth in Section 5.6(c).
ARTICLE XI
MISCELLANEOUS
     11.1. Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).
     11.2. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

To the Buyer:	c/o PAREXEL International Corporation
200 West Street
Waltham, MA 02451
Facsimile: 602-445-2680
Attn: Josef Von Rickenbach

With a copy to:	c/o PAREXEL International Corporation
200 West Street
Waltham, MA 02451
Facsimile: 781-434-5040
Attn: C. Douglas Batt

With a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Facsimile: 617-526-5000
Attn: Jeffrey A. Hermanson, Esq.
David E. Redlick, Esq.

With a copy to:	Lee and Li, Attorneys at Law
7F, No. 201, Tun Hua N. Road
Taipei 105, Taiwan, R.O.C.
Facsimile: 886-2-2713-3966
Attn: Joyce Fan, Esq.

To the Stockholder:	Albert Liou
6F, No. 78, Neijiang Street, Wanhua District,
Taipei, Taiwan

With a copy to:	LCS & Partners
5F, No. 8, Sinyi Rd., Taipei City, Taiwan
Attn: Mark Harty
Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, or (b) three business days after being sent, if sent by registered or certified mail.
     11.3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Stockholder, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other Party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or Affiliate of the Buyer. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer or the Stockholder from any obligation or liability under this Agreement.
     11.4. Entire Agreement; Amendments; Attachments. This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the Parties pursuant hereto represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such Parties. The Buyer and the

Stockholder may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Stockholder. If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.
     11.5. Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.
     11.6. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions of Article VI concerning indemnification are intended for the benefit of the individuals specified therein.
     11.7. Governing Law. This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the laws of the ROC without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdictions other than those of the ROC.
     11.8. Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.
     11.9. Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

BUYER: PAREXEL (TAIWAN), INC.
By:	/s/ James F. Winschel, Jr.

Name: James F. Winschel, Jr.
Title:

STOCKHOLDER:
By:	/s/ Albert Liou

Name: Albert Liou